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                                  EXHIBIT 2.3
                    JOINDER IN AGREEMENT AND PLAN OF MERGER

    JOINDER IN AGREEMENT AND PLAN OF MERGER dated as of June 15, 1996 ("Joinder"), by CFX Acquisition Corporation, a Massachusetts corporation (the "Corporation"), and agreed to by CFX Corporation, a New Hampshire corporation ("CFX"), and The Safety Fund Corporation, a Massachusetts corporation ("Safety Fund").

    WHEREAS, CFX and Safety Fund entered into an Agreement and Plan of Merger (the "Merger Agreement") on January 5, 1996.

    WHEREAS, the Merger Agreement was subsequently amended by CFX and Safety Fund on March 28 and April 30, 1996 by written amendments (the "Amendments").

    WHEREAS, the Merger Agreement contemplates the formation of the Corporation and the merger of the Corporation with and into Safety Fund (the "Merger") and the subsequent merger of the surviving corporation with and into CFX.

    WHEREAS, the Corporation was organized as a wholly owned direct subsidiary of CFX and was formed solely for the purpose of facilitating the Merger.

    NOW, THEREFORE, in consideration of the covenants, representations, warranties and agreements contained in the Merger Agreement, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Corporation hereby agrees as follows:

    1. JOINDER. The Corporation agrees to be bound by the terms and conditions of the Merger Agreement, as amended by the Amendments and any other amendments thereto. The Corporation intends that the execution of this Joinder shall be deemed an execution of the Merger Agreement and each of the Amendments as fully as if executed by the Corporation on the original of the Merger Agreement and the Amendments.

    2. CONSENT. By executing this Joinder, each of CFX and Safety Fund consents and agrees to the Corporation's joinder in the Merger Agreement and the Amendments.

    3. NOTICES. All notices to the Corporation under Section 12.4 of the Merger Agreement shall be sent to the Corporation in care of, and to the address specified for, CFX.

    4. COUNTERPARTS. This Joinder may be executed in one or more counterparts all of which shall be considered one and the same agreement and each of which shall be deemed an original.

    IN WITNESS WHEREOF, the Corporation has executed this Joinder as of the day and year first written above.

CFX ACQUISITION CORPORATION

By: ________/S/_MARK A. GAVIN_______
             Mark A. Gavin
     PRESIDENT AND CHIEF EXECUTIVE
              OFFICER
     TREASURER AND CHIEF FINANCIAL
              OFFICER

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AGREED TO BY:

              CFX CORPORATION                         THE SAFETY FUND CORPORATION
          By: /S/ PETER J. BAXTER                    By: /S/ CHRISTOPHER W. BRAMLEY
                Peter J. Baxter                          Christopher W. Bramley
     PRESIDENT AND CHIEF EXECUTIVE OFFICER       PRESIDENT AND CHIEF EXECUTIVE OFFICER
                                                     By: /S/ MARTIN F. CONNORS, JR.
                                                         Martin F. Connors, Jr.
                                                               TREASURER

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